                                                                     EXHIBIT 4.2
                                                                     -----------

                           STOCK PURCHASE AGREEMENT



          This Stock Purchase Agreement (this "Agreement") dated as of September 9, 1998, is made between The Chauncey Group International, Ltd., a Delaware corporation ("Chauncey") and Sylvan Learning Systems, Inc., a Maryland corporation ("Sylvan").

                                   RECITALS

          WHEREAS, Sylvan wishes to subscribe for certain convertible preferred stock of Chauncey in exchange for, at Sylvan's option, either Eight Million Dollars ($8,000,000) or its equivalent in shares of common stock of Sylvan, and Chauncey is willing to issue and sell to Sylvan such preferred stock on the terms described herein.

          NOW THEREFORE, in consideration of the premises, and other good and valuable consideration the adequacy of which is expressly acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                                   ---------
                                  DEFINITIONS
                                  -----------

          1.1  Defined Terms.  The following terms shall have the meanings set
               -------------
forth herein:

"affiliate of", or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

          "Asset Purchase Agreement" shall mean that certain asset purchase agreement entered into by and between ITC and Sylvan, on even date herewith.

          "Business Day" shall mean any day other than a (i) Saturday, (ii) Sunday, or (iii) any day on which commercial banking institutions in New York, New York are authorized or obligated to close, provided, however, that if four
                                               --------  -------
(4) consecutive days are not Business Days, the next day shall be deemed a Business Day whether or not banks located in New York, New York are authorized or obligated to close.

          "Chauncey Common Stock" shall mean the common stock, par value $1.00 per share, of Chauncey.

          "Closing Date" shall mean the date when Closing actually occurs. "Exchange Act" shall mean the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "ITC" shall mean Insurance Testing Corporation, a Minnesota
Corporation.

          "Lien" shall mean any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Limited Liability Company Agreement" shall mean that certain limited liability company agreement between ITC and NAI/BLOCK, entered into on even date herewith.

          "NAI/Block" shall mean Block Testing Services Inc., a Maryland corporation ("Block") and National Assessment Institute, Inc., a Florida corporation and wholly owned subsidiary of Block.

          "Person" shall mean any natural person, sole proprietorship, corporation, general partnership, limited partnership, limited liability company, union, association, court, agency, agreement, tribunal, instrumentality, commission, arbitrator, board, bureau, or other entity or authority.

          "Prime Rate" shall mean the prime rate as reported in the "Money Rates" column of The Wall Street Journal, or, if such prime rate is not so published, the "prime" or "base" rate quoted by the Chase Manhattan Bank, or any other international bank chosen by Chauncey if The Chase Manhattan Bank is no longer in existence.

          "Qualified Public Offering" shall mean an underwritten public offering of the Chauncey Common Stock, registered under the Securities Act, in which the aggregate net proceeds to Chauncey shall be at least Fifteen Million Dollars ($15,000,000).

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Shareholder" shall mean any holder of Shares.

          "Shares" shall mean any and all issued and outstanding shares of capital stock of Chauncey, including, without limitation, the Chauncey Common Stock and the Preferred Stock.

          "Sylvan Common Stock" shall mean the common stock of Sylvan, par value $.01 per share.

          "Sylvan Shares" shall mean a number of shares of Sylvan Common Stock with an aggregate value of Eight Million Dollars ($8,000,000) as of the day of the Closing.

          "Transfer" as a noun, any voluntary or involuntary sale, assignment, transfer, pledge, hypothecation, exchange or other disposition of the Preferred Interest (as defined below) by any means whatsoever, whether by operation of law or otherwise; and as a verb, any action or actions taken by or on behalf of Sylvan which result in such sale, assignment, transfer, pledge, hypothecation, exchange or other disposition of the Preferred Interest (as defined below).

          In addition, the following terms are defined elsewhere in this
Agreement:

Agreement                             Introductory Paragraph
Chauncey                              Introductory Paragraph
Sylvan                                Introductory Paragraph
Preferred Stock                       2.1
Effective Time                        2.3
Post Closing Period                   2.6
Closing                               3.1
Sylvan Put Notice                     4.1
Chauncey Financial Statements         5.1(f)
Preferred Interest                    8.1
Claims                                9.2
Indemnity Obligation                  9.3
Indemnifying Party                    9.3
Indemnified Party                     9.3

Annex A
-------

Agreed Value                Annex A
Liquidation Preference      Annex A
Preferential Dividend       Annex A

          1.2  Accounting Terms. Accounting terms used herein and not otherwise
               ----------------
defined herein shall be construed in accordance with generally accepted accounting definitions and principles consistently applied.

          1.3  Singular and Plural.  Words used herein in the singular,
               -------------------
where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular herein shall apply to such words when used in the plural where the context so permits and vice versa.

                                   ARTICLE II
                                   ----------
                               PURCHASE AND SALE
                               -----------------

          2.1  Description of the Preferred Stock. The preferred stock shall
               ----------------------------------
consist of Fifty Two Thousand Six Hundred and Thirty Two (52,632) shares of convertible preferred stock of Chauncey, bearing the rights and characteristics set forth in Section B of Annex A hereto (the "Preferred Stock"), representing, as of the date of this Agreement, and assuming the repurchase of Chauncey stock currently owned by certain Chauncey shareholders, one hundred percent (100%) of the total issued and outstanding Preferred Stock of Chauncey on a fully diluted basis and five percent (5%) of the total issued and outstanding capital stock of Chauncey on a fully diluted basis.

          2.2  Subscription and Sale.  Pursuant to the terms and subject to the
               ---------------------
conditions hereof, on the Closing Date, but effective as of the Effective Time, Chauncey shall offer for subscription and issue to Sylvan the Preferred Stock for the Purchase Price (as defined below) and Sylvan shall subscribe and pay for such Preferred Stock in accordance with Section 2.4.

          2.3  Effective Time.  The subscription of the Preferred Stock shall be
               --------------
effective as of the date Sylvan delivers the Purchase Price to Chauncey (the "Effective Time").

          2.4  Purchase Price.  The Purchase Price for the Preferred Stock shall
               --------------
be, at Sylvan's option, either Eight Million Dollars ($8,000,000) or the Sylvan Shares (the "Purchase Price").

          2.5  Payment of Purchase Price.  At the Closing Sylvan shall either
               -------------------------
(i) deliver to Chauncey the amount set forth in Section 2.4, by wire transfer or other delivery of immediately available funds to the credit of such account as Chauncey shall designate, or (ii) offer for subscription and issue to Chauncey the Sylvan Shares.

          2.6  Guaranteed Value of Sylvan Shares.
               ---------------------------------

               (a) Post-Closing Period. For one hundred twenty (120) days
                   -------------------
following the Closing Date (the "Post Closing Period"), upon (i) sale by Chauncey of any Sylvan Shares received under Section 2.5 and (ii) written notice from Chauncey to Sylvan at the conclusion of the earlier of (x) the sale of all Sylvan Shares received under this Agreement or (y) the expiration of the Post Closing Period, setting forth the total sale price for the Sylvan Shares sold, such Sylvan Shares shall be subject to subsections (b) and (c).

               (b) Guaranteed Value. Subject to the adjustment in subsection
                   ----------------
(c), (i) if the sale price for all the shares of Sylvan Common Stock sold net of all costs to Chauncey of such sale is less than Eight Million Dollars ($8,000,000) then Sylvan promptly shall pay to Chauncey an amount equal to such difference and (ii) if the sale price for all the shares of Sylvan Common Stock sold net of all costs to Chauncey of such sale is greater than Eight Million Dollars ($8,000,000), Chauncey promptly shall pay to Sylvan an amount equal to such difference.

               (c)  Adjustment For and Repurchase of Unsold Sylvan Shares. If
                    -----------------------------------------------------
all Sylvan Shares have not been sold by Chauncey within the Post Closing Period, then the calculations in subsection (b) shall be done based on the actual sales price for the number of shares of Sylvan Shares actually sold compared to Eight Million Dollars ($8,000,000) adjusted to reflect the percentage of Sylvan Shares actually sold; provided, however, that if Chauncey's failure to sell any or all
                --------  -------
of the Sylvan Shares by the date of the expiration of the Post Closing Period is the result of any event or restriction not caused by Chauncey, Sylvan shall repurchase such remaining shares as are held by Chauncey for a repurchase price equal to Eight Million Dollars ($8,000,000) minus the net proceeds received by Chauncey with respect to sales made prior to the expiration of the Post Closing Period; provided, further, that at anytime within the Post Closing Period, upon
        --------  -------
written notice by Sylvan, Chauncey shall sell to Sylvan any remaining shares as are held by Chauncey for a repurchase price equal to Eight Million Dollars ($8,000,000) minus the net proceeds received by Chauncey with respect to sales made prior to the date of such notice.

                                  ARTICLE III
                                  -----------
                                  THE CLOSING
                                  -----------

          3.1  Date of Closing.  Subject to the conditions stated in this
               ---------------
Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur at the Effective Time, or such other date as is mutually satisfactory to the parties hereto.

          3.2  Place of Closing.  The Closing shall be held at such place as the
               ----------------
parties hereto may agree in writing.

          3.3  Conditions to Chauncey's Closing.  The obligations of Chauncey
               --------------------------------
hereunder are subject to the following conditions, each of which must be satisfied or waived by Chauncey prior to the Closing:

               (a) Delivery of Purchase Price. At the Closing, Chauncey shall
                   --------------------------
have the Eight Million ($18,000) or a cerifticate presenting the Sylvan Shares, with all necessary transfer taxes paid or other revenue stamps affixed thereto.

               (b) Other Deliveries. Sylvan shall have delivered such documents,
                   ----------------
certificates and/or instructions as may be reasonably necessary or advisable to carry out Sylvan's obligations under, and to fulfill the purpose of, this Agreement .

               (c) Representations and Warranties True. Chauncey shall be
                   -----------------------------------
satisfied that all representations and warranties of Sylvan contained in this Agreement are true in all material respects at and as of the Closing as if such representations and warranties were made at and as of the Closing, and that Sylvan shall have performed and satisfied all material agreements in all material respects as required by this Agreement to be performed and satisfied by Sylvan at or prior to the Closing.

               (d) Other Agreements.  Each of the Limited Liability Company
                   ----------------
Agreement, the Asset Purchase Agreement and the Collaboration Agreement shall have been executed and delivered by each party thereto, and each such document shall be in full force and effect as of the Closing.

          3.4  Conditions to Sylvan's Closing.  The obligations of Sylvan
               ------------------------------
hereunder are subject to the following conditions, each of which must be satisfied or waived by Sylvan prior to the Closing:

          (a) Resolutions.  Prior to or at the Closing, Sylvan shall have
              -----------
received resolutions of the Board of Directors and/or Shareholders of Chauncey, as required by law and Chauncey's Articles of Incorporation and By-laws, authorizing and approving the transactions contemplated by this Agreement, certified by the respective Secretary or Assistant Secretary of Chauncey, together with certified copies of Chauncey's Articles of Incorporation and By-laws and a good-standing certificate with respect to Chauncey from the State of Delaware.

          (b) Stock Certificates.  At the Closing, Chauncey shall deliver to
              ------------------
Sylvan a certificate representing the Preferred Stock, with all necessary transfer taxes paid or other revenue stamps affixed thereto.

          (c) Opinion of Counsel.  Prior to or at the Closing, Sylvan shall have
              ------------------
received an opinion of Wilmer, Cutler & Pickering in form and substance reasonably acceptable to Sylvan.

          (d) Other Deliveries.  Chauncey shall have delivered such additional
              ----------------
instruments, as may be reasonably necessary or advisable to carry out Chauncey's obligations under, and to fulfill the purpose of, this Agreement and any other document, certificate or other instructions delivered pursuant hereto.

          (e) Representations and Warranties True.  Sylvan shall be satisfied
              -----------------------------------
that all representations and warranties of Chauncey contained in this Agreement shall be true in all material respects as at and as of the Closing as if such representations and warranties were made at and as of the Closing, and that Chauncey has performed and satisfied all material agreements in all material respects as required by this Agreement to be performed and satisfied by Chauncey at or prior to the Closing.

          (f) Other Agreements.  Each of the Limited Liability Company
              ----------------
Agreement, the Asset Purchase Agreement and the Collaboration Agreement shall have been executed and delivered by each party thereto, and each such document shall be in full force and effect as of the Closing.

                                  ARTICLE IV
                                  ----------
              PUT RIGHTS AND EFFECT OF QUALIFIED PUBLIC OFFERING
              --------------------------------------------------

          4.1  Put Rights of Preferred Stock Holder.  At the written request of
               ------------------------------------
Sylvan made (i) on or after the tenth (10th) anniversary of the date hereof or
(ii) upon the termination of the Limited Liability Company Agreement (the "Sylvan Put Notice") Chauncey shall purchase all but not less than all of the Preferred Stock.

          4.2       Purchase Price.   The value of the Preferred Stock, in the
                    --------------
aggregate, to be purchased by Chauncey pursuant to Section 4.1 above shall be equal to (i) Eight Million Dollars ($8,000,000), plus (ii) interest at a 6% annual rate compounded annually from the Closing Date until the earlier of (x) the date of the Sylvan Put Notice, or (y) the tenth anniversary of the date hereof, plus (iii) interest at the Prime Rate from the date the Sylvan Put Notice was received by Chauncey until payment.

          4.3       Effect of Qualified Public Offering  In the event of a
                    -----------------------------------
Qualified Public Offering, (i) any rights and obligations with respect to the repurchase of Preferred Stock provided for above shall terminate and be of no further effect; provided, however, no such termination shall occur if Chauncey
                --------  -------
has received the Sylvan Put Notice prior to Chauncey sending Sylvan notice of a proposed registration with respect to such Qualified Public Offering and (ii) all outstanding shares of Preferred Stock shall convert automatically into shares of Chauncey Common Stock as set forth in Section B.5 of Annex A.


                                   ARTICLE V
                                   ---------
                         PIGGYBACK REGISTRATION RIGHTS
                         -----------------------------

          5.1       Piggyback Registration Rights. If at any time Chauncey
                    -----------------------------
decides to make a Qualified Public Offering, other than an initial public offering, and proposes to file a registration statement for the public sale of any shares of Chauncey Common Stock, Chauncey shall, not later than thirty (30) days prior to the initial filing of the registration statement, deliver notice of its intent to file such registration statement to Sylvan, setting forth the minimum and maximum proposed offering price, commissions, and discounts in connection with the offering, and other relevant information. Within twenty (20) days after receipt of notice of Chauncey's intent to file a registration statement, Sylvan shall be entitled to request the inclusion in such registration statement of any or all of Chauncey Common Stock owned by Sylvan ("Sylvan Registrable Securities"). Chauncey will use commercially reasonable efforts to cause the Sylvan Registrable Securities to be included in the offering covered by such registration statement; provided, however, that if
                                                     --------  -------
the Qualified Public Offering involves an underwriting, the right of Sylvan to have the Sylvan Registrable Securities included in the Qualified Public Offering under this Article 5 shall be conditioned on Sylvan's participation in the underwriting and the inclusion of the Sylvan Registrable Securities in the underwriting to the extent provided in this Article 5. In this case, Sylvan shall, together with Chauncey, enter into an underwriting agreement in customary form with the underwriter or underwriters selected by Chauncey. Notwithstanding any other provisions of this Article 5, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, or in the event that the offering is not being underwritten, Chauncey determines in good faith that marketing factors require a limitation on the number of shares to be offered, the number of shares to be offered in the Qualified Public Offering shall not exceed such limitation and if the total number of the shares proposed to be registered by Chauncey and the Sylvan Registrable Securities requested to be included as provided above exceeds such limitation, Chauncey shall be entitled to include in the offering the full amount of shares to be sold on its behalf and Sylvan shall be entitled to sell up to the remaining balance of the limitation in proportion, as nearly as practicable, to the respective amounts of Sylvan Registrable Shares at the time of the Qualified Public Offering.

          5.2       Expenses . All expenses incurred by Chauncey in connection
                    --------
with any registration of the Sylvan Registrable Securities effected under
Section 5.1 hereof, including, without limitation, all registration or filing fees, fees and expenses of complying with state securities and blue sky laws, printing expenses, fees and expenses of Chauncey's counsel and accountants shall be paid by Chauncey; provided, however, that all underwriting discounts and
                     -----------------
selling commissions applicable to the Sylvan Registrable Securities and any fees and expenses of counsel and accountants for Sylvan, shall be borne by Sylvan.

                                  ARTICLE VI
                                  ----------
                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

          6.1  Representations and Warranties of Chauncey.  Chauncey represents
               ------------------------------------------
and warrants as of the date hereof and as of the Closing Date as follows:

               (a)  Organization.   Chauncey is a corporation duly organized,
                    ------------
validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its respective businesses in the places and in the manner as now conducted.

               (b) Capital Stock.  The authorized capital stock of Chauncey
                   -------------
consists of 1,900,000 shares of common stock, which are outstanding as of the date of this Agreement and 100,000 shares of Preferred Stock. Chauncey has no other Shares or capital stock of any class or other equity securities or equity equivalents authorized, issued or outstanding. Chauncey has reserved a sufficient number of authorized Shares for issuance for conversion of the Preferred Stock. All of the Shares of Preferred Stock to be issued to Sylvan in accordance herewith will be offered, issued, sold and delivered by Chauncey in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any Shareholder.

               (c) Transfer of the Preferred Stock.  Upon the consummation of
                   -------------------------------
the transactions contemplated hereby, Sylvan will acquire title to the Preferred Stock, free and clear of any and all Liens. The Preferred Stock has been, or will be prior to the Closing, duly authorized and, when issued and delivered to Sylvan as provided in this Agreement, will be validly issued, fully paid, and nonassessable, and the issuance of such shares will not be subject to any agreement or restriction of any kind and will not violate or contravene the terms of any contract, agreement, note, bond, mortgage, indenture, deed or trust, license, franchise, permit, lease, plan, instrument, or other document binding on Chauncey.

               (d) No Conflict. The execution, delivery and performance of this
                   -----------
Agreement, the consummation of the transactions contemplated herein and the fulfillment of the terms hereof will not:

                  (i) conflict with, or result in a breach or violation of the Chauncey Articles of Incorporation and By-laws;

                 (ii) subject to compliance with any agreements between Chauncey and its lenders, conflict with in any material respect, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any material document, agreement or other instrument to which Chauncey is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Chauncey's properties pursuant to (x) any law or regulation to which Chauncey or any of its property is subject, or (y) any judgment, order, or decree to which Chauncey is bound or any of its property is subject;

                (iii) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of Chauncey; or

                 (iv) violate any law, order, judgment, rule, regulation, decree or ordinance to which Chauncey is subject, or by which Chauncey is bound.

              (e) Authorization. The representative of Chauncey executing this
                  -------------
Agreement has all requisite corporate power and authority to enter into and bind Chauncey to the terms of this Agreement. Chauncey has the full legal right, power, and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Chauncey and the performance by Chauncey of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Chauncey, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Chauncey enforceable in accordance with its terms.

              (f) Financial Statements.  Schedule 6.1(f) includes five
                  --------------------
complete and correct copies of (i) Chauncey's audited balance sheet, statement of operations and statement of cash flow as of June 30, 1997 (collectively the "Audited Financial Statements") and (ii) Chauncey's quarterly unaudited balance sheet, statement of operations and statement of cash flow as of March 31, 1998 certified by the Chief Financial Officer of Chauncey (the "Unaudited Financial Statements" and, collectively with the Audited Financial Statements, the "Chauncey Financial Statements" ). Except as noted on the auditor's report, or the Chief Financial Officer's certificate, as the case may be, accompanying the Chauncey Financial Statements, such Chauncey Financial Statements have been prepared in accordance with GAAP consistently applied and there has been no materia adverse change in the financial condition of Chauncey since the date of the Chauncey Financial Statements.

              (g) Compliance with Law.  Chauncey is not in violation of any
                  -------------------
order, injunction, judgment, ruling, law, or regulation of any court or governmental authority applicable to the property or business of Chauncey, which violation or violations in the aggregate would have a material adverse effect on Chauncey. The licenses, permits and other governmental authorizations held by Chauncey are valid and sufficient for the conduct of Chauncey's businesses as currently conducted, except where the failure to hold such licenses, permits, and other governmental authorizations would not have a material adverse effect.

              (h) Fees.  Chauncey has incurred no liability, contingent or
                  ----
otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Sylvan shall have any responsibility whatsoever.

          6.2  Representations and Warranties of Sylvan.  Sylvan represents and
               ----------------------------------------
warrants to Chauncey as of the date hereof and as of the Closing Date as follows:

               (a)  Organization.   Sylvan is a corporation duly organized,
                    ------------
validly existing and in good standing under the laws of the State of Maryland, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its respective businesses in the places and in the manner as now conducted.

               (b) Capitalization of Sylvan.  The authorized capital stock of
                   ------------------------
Sylvan consists of 90,000,000 shares of $.01 par value common stock (as previously defined "Sylvan Common Stock") of which 31,195,090 shares of Sylvan Common Stock were issued and outstanding on April 8, 1998. All such issued shares of Sylvan Common Stock are, and when issued to Chauncey in accordance with this Agreement will be, duly and validly issued, fully paid and non-assessable. None of the outstanding shares of Sylvan Common Stock were, and non of the shares of Sylvan Common Stock to be issued to Chauncey in accordance with this Agreement will be, issued in violation of any preemptive rights.

               (c)  SEC Reports.
                    -----------

                    (i) Sylvan has heretofore delivered to Chauncey copies of Sylvan's (w) Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission, (x) proxy statements relating to Sylvan's annual meeting of stockholders held in 1997, (y) Annual Report for Stockholders for 1997, and (z) all other reports or registration statements filed by Sylvan with the Securities and Exchange Commission since December 31, 1997. There has been no material adverse change from the information set forth in any SEC Document (as defined below) filed on or after the date hereof and or prior to the Closing Date.

                   (ii) Sylvan has filed and will file with the Securities and Exchange Commission, all forms, reports, schedules, statements, exhibits and other documents (collectively the "SEC Documents") required to be filed on or before the date hereof or the Closing Date, respectively, by Sylvan under the Securities Act or the Exchange Act. At the time of the filings the SEC Documents filed by Sylvan (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and (y) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. No SEC Document filed on or after the date hereof and on or prior to the Closing Date will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading. Sylvan shall deliver to Chauncey a copy of any SEC document within five (5) days of the date of filing of such SEC document with the Securities Exchange Commission.

               (e) No Conflict.  Sylvan has all requisite power and authority to
                   -----------
carry on its business as presently conducted, to enter into this Agreement, to purchase the Preferred Stock on the terms described in this Agreement and to perform its other obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, any material provision of the By-laws of Sylvan or any agreement or instrument to which Sylvan is a party or by which it is bound, noncompliance with which would have a material adverse effect upon Chauncey or upon Sylvan's acquisition or ownership of the Preferred Stock or upon any of the transactions contemplated by this Agreement, or, to the knowledge of Sylvan, any judgment, decree, order, statute, rule or regulation applicable to Sylvan (subject to required approvals of federal, state or other governmental agencies).

               (f) Authorization. The representative of Sylvan executing this
                   -------------
Agreement has all requisite corporate power and authority to enter into and bind Sylvan to the terms of this Agreement. Sylvan has the full legal right, power, and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by Sylvan and the performance by Sylvan of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of Sylvan, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of Sylvan enforceable in accordance with its terms.

               (g) Investment Intent.  Sylvan acknowledges that the Preferred
                   -----------------
Stock has not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and that the certificates representing such Shares will bear a legend to such effect. Sylvan is acquiring the Preferred Stock hereunder for investment purposes only and not with a view to, or for resale in connection with, the distribution thereof and with no intention of distributing or selling any thereof except in compliance with federal or state securities laws, and will make no sale or other transfer of the Preferred Stock except in compliance with federal or state securities laws.

               (h) Fees.  Sylvan has incurred no liability, contingent or
                   ----
otherwise,for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Chauncey shall have any responsibility whatsoever.


                                  ARTICLE VII
                                  -----------
                           OBLIGATIONS AFTER CLOSING
                           -------------------------

          7.1  Use of Proceeds.  The Purchase Price shall be used by Chauncey to
               ---------------
redeem Shares owned by certain shareholders of Chauncey and for working capital and other general business purposes of Chauncey.

          7.2  Transfer Taxes.  [Chauncey] shall pay all transfer, documentary,
               --------------
sales, use, registration, excise or similar taxes in connection with the transactions contemplated by this Agreement, provided, however, that if Sylvan exercises the option to pay for the Preferred Stock in Sylvan Shares, Sylvan shall pay all transfer, documentary, sales, use, registration, excise or similar taxes in connection with the transactions involving the Sylvan Shares.

          7.3  Financial Information.  Chauncey shall prepare financial
               ---------------------
statements in accordance with generally accepted accounting principles consistently applied as of each March 31, June 30, September 30, and December 31 for the periods then ended. Quarterly statements shall contain consolidated financial statements including a balance sheet, statement of income, and statements of the source and application of cash flow for the period then ended. Annual statements prepared as of each June 30 and for the year period then ended shall be audited and accompanied by an opinion from an independent certified public accountant. Copies of the financial statements required by this subsection shall be furnished to Chauncey within 45 days after the end of each fiscal period except for the annual statements, copies of which shall be furnished within 90 days after the end of the fiscal period to which they relate.

          7.4  Further Assurances. After the Closing, Chauncey and Sylvan shall
               ------------------
each execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to assure to each other the rights, titles, interests, estates, and privileges intended to be assigned, delivered, or reserved to such party and to consummate the transactions and to carry out their obligations under this Agreement and under any document, certificate, or other instrument delivered pursuant hereto.

          7.5  Sale of Sylvan Shares.  Chauncey may sell or transfer the Sylvan
               ---------------------
Shares at any time in accordance with applicable securities laws, provided,
                                                                  --------
however, that Chauncey shall use commercially reasonable efforts to make any
-------
such sale or transfer in a manner which will not materially depress the public trading price of the Sylvan Common Stock, and provided, further, that if
                                              --------  -------
Chauncey sells or transfers in excess of 50,000 shares of Sylvan Common Stock in any single transaction then Chauncey shall engage Alex, Brown & Sons Incorporated or another nationally recognized broker or investment banking firm to make such sale or transfer.

          7.6  Registration Rights. Sylvan shall (i) file with the Securities
               -------------------
and Exchange Commission a registration statement pursuant to the Securities Act of 1933, as amended with respect to the Sylvan Common Stock and (ii) cause such registration statement to be declared effective, within five (5) days after Closing.

          7.7  Issuance of Shares by Chauncey.  If, at any time, Chauncey issues
               ------------------------------
additional shares of common stock at a price of less than One Hundred and Fifty Two Dollars ($152) per share (a "Dilutive Offering"), Chauncey shall issue, and offer for subscription to Sylvan, shares of common stock of Chauncey (i) at a price equal to the price shares were sold in the Dilutive Offering and (ii) in the amount needed by Sylvan to preserve its equity percentage in Chauncey immediately prior to such Dilutive Offering.


                                  ARTICLE VIII
                                  ------------
                            RESTRICTIONS ON TRANSFER
                            ------------------------

          8.1  Restrictions on Transfer.  Except as may be expressly provided in
               ------------------------
this Article VII, Sylvan may not Transfer all or any part of the Preferred Stock or the Put Rights established herein (collectively, the "Preferred Interest") without the prior written consent (which may be withheld for any reason) of Chauncey. A Transfer of the whole or any portion of Sylvan's Preferred Interest in violation of the provisions of this Article VII shall be null and void ab initio and shall be of no effect.

          8.2  Permitted Transfers.
               -------------------
              (a) The restrictions on Transfers under Section 8.1 shall not apply to (i) any Transfer (for any consideration or no consideration) by Sylvan of all or any part of its Preferred Interest to any 100% Affiliate of Sylvan.

              (b) Upon any permitted Transfer of Sylvan's Preferred Interest pursuant to Section 8.1, the transferor and transferee shall file with Chauncey an executed or authenticated copy of the written instrument of assignment or transfer.


                                   ARTICLE IX
                                   ----------
                                INDEMNIFICATION
                                ---------------

          9.1  Indemnification by Sylvan.  From and after the Closing Date,
               -------------------------
Sylvan shall defend, indemnify and save and hold harmless Chauncey, its directors, officers, employees and agents against all losses, damages, claims, demands, suits, costs, expenses, liabilities and sanctions of every kind and character, including without limitation reasonable attorneys' fees, court costs and costs of investigation (collectively, the "Claims") (a) arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Sylvan under this Agreement (including the Schedule and the Annex hereto or thereto); or (b) that relate to Claims by third parties with respect to any violation by Sylvan of any federal or state securities laws in connection with the transactions contemplated by this Agreement.

          9.2  Indemnification by Chauncey.  From and after the Closing Date,
               ---------------------------
Chauncey shall defend, indemnify and save and hold harmless Sylvan, its directors, officers, employees and agents against all Claims (a) arising out of or resulting from any breach of any representation, warranty, covenant or agreement of Chauncey under this Agreement (including the Schedule and the Annex hereto or thereto); or (b) that relate to Claims by third parties with respect to any violation by Chauncey of any federal or state securities laws in connection with the transactions contemplated by this Agreement.

          9.3  Procedures.  The parties hereto agree promptly to notify the
               ----------
other party of the making of any demand, the assertion of any Claim, or the commencement of any suit, action or proceeding by any third party for which indemnity may be sought under this Agreement (an "Indemnity Obligation") prior to expending or committing to expend funds for which indemnity may be sought. The party from whom indemnification is sought (the "Indemnifying Party") shall have the right, but not the obligation, to assume the defense or settlement of any Indemnity Obligation of which the party seeking indemnification (the "Indemnified Party") gives notice; provided, however, that if the Indemnifying Party does not elect to assume such defense or settlement, the Indemnified Party shall have the right, but not the obligation, to assume such defense or settlement but shall not thereby waive any right to indemnity therefor by the Indemnifying Party pursuant to this Agreement, and the Indemnifying Party shall at all times have the right, at its option and expense, to participate fully therein. Each party shall have reasonable access to the books, records and personnel in the possession or control of the other party which are pertinent to the defense or settlement of any Indemnity Obligation. The parties shall cooperate in the defense or settlement of any Indemnity Obligation, but the party electing to assume such defense or settlement shall have full authority to determine all action to be taken with respect thereto and the terms of the settlement; provided, however, that without the consent of the Indemnified Party, no settlement shall be entered into that does not include as an unconditional term thereof the giving by the Person asserting such Claims of an unconditional release of the Indemnified Party from all personal liability with respect to such Claim. The Indemnified Party may join the Indemnifying Party in any suit, action or proceeding to which any such right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any such right.

                                   ARTICLE X
                                   ---------
                                 MISCELLANEOUS
                                 -------------

          10.1 Survival.  The representations, warranties, covenants, agreements
               --------
and indemnities set forth in this Agreement shall survive the Closing; provided, however, that any Claim or demand for breach of a representation or warranty under Section 9.1 or 9.2(a) and any Claim or demand under Section 9.2(b) must be asserted in writing on or before the one (1) year anniversary date of the Closing Date, after which date such indemnities shall expire except to the extent this Agreement expressly provides that any such provision shall survive for a longer period. If the Closing occurs, all conditions of Closing shall be deemed to have been satisfied or waived, and, after the Closing, neither party shall have any liability whatsoever to the other arising out of, resulting from or attributable to any such conditions of Closing, regardless of whether such conditions of Closing were, in fact, satisfied or waived.

          10.2 Annex and Schedule.  The Annex and the Schedule referred to in
               ------------------
this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a copy of the Annex and the Schedule prior to and as of the execution of this Agreement.

          10.3 Expenses.  Each Party hereto shall pay its own expenses,
               --------
including legal fees, incurred by such party in the negotiation, documentation and closing of the transactions contemplated hereby.

          10.4 Notices.  All notices and communications required or permitted
               -------
under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if sent by Telecopier or mailed, when received by the party charged with such notice and addressed as follows:

               If to Sylvan:
               ------------

               Sylvan Learning Systems, Inc.
               1000 Lancaster Street
               Baltimore,  Maryland 21202
               Attn:  Robert W. Zentz
               General Counsel
               Facsimile No.:  (410) 843-8059

               If to Chauncey:
               --------------

               Chauncey Group International, Ltd. to:
               664 Rosedale
               Princeton, New Jersey 08540
               Attn: Michael Mitrano
               Chief Financial Officer
               Facsimile No.:   (609) 720-6521

          Copies of all notices (other than reports or other routine communications), which shall not constitute notice hereunder, shall be delivered to:

               Wilmer, Cutler & Pickering
               2445 M Street, N.W.
               Washington, D.C.  20037
               Attn:  Russell J. Bruemmer
               Facsimile No.:  (202) 663-6363

          Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

          10.5 Amendments.  Except for waivers specifically provided herein,
               ----------
this Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

          10.6 Limitation of Remedies.  In no event shall either party to this
               ----------------------
Agreement be entitled to recover special or consequential damages from the other party as a result of a breach of this Agreement by such other party, including, without limitation, special damages in the nature of lost or future profits.

          10.7 Counterparts.  This Agreement may be executed by Sylvan and
               ------------
Chauncey in any number of counterparts, no one of which need be executed by all parties hereto, but all of which together shall constitute one and the same instrument.

          10.8 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE LAWS OF DELAWARE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

          10.9 Entire Agreement.  This Agreement (including the Annex and the
               ----------------
Schedule hereto and all other agreements executed in connection herewith) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions, agreements and understandings relating to such subject matter.

          10.10  Parties in Interest.  This Agreement shall be binding upon, and
                 -------------------
shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective heirs, devisees, executors, administrators, successors and assigns; and except as provided in this Article VII, which is also intended to benefit and be enforceable by the Indemnified Parties, nothing contained in this Agreement, express or implied, is intended to confer upon any other Person any benefits, rights or remedies.

          10.11  Nonwaiver.  No course of dealing or any delay or failure to
                 ---------
exercise any right, power or remedy hereunder on the part of Sylvan shall operate as a waiver of or otherwise prejudice Sylvan's rights, powers or remedies.

          10.12  Drafting.  Each Party acknowledges that its legal counsel
                 --------
participated in the preparation of this Agreement. The Parties therefore stipulate that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any Party against the other.

          IN WITNESS WHEREOF, the parties hereto each has caused this Agreement to be executed by its duly authorized officer all as of the day and year first set forth above.

                    SYLVAN LEARNING SYSTEMS, INC.


                    By:
                       ---------------------------------
                    Name:
                    Its:



                    THE CHAUNCEY GROUP INTERNATIONAL, LTD.


                    By:
                       ---------------------------------
                    Name:
                    Its: